Exhibit 3.15

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

WORLD TRAVEL, LLC

a Nevada limited liability company

This Second Amended and Restated Operating Agreement of World Travel, LLC, a Nevada limited liability company (the “Company”), is adopted at Las Vegas, Nevada, effective as of December 14, 2004 (the “Effective Date”), by Wynn Las Vegas, LLC, a Nevada limited liability company (“WLV”), which constitutes the sole member of the Company, with reference to the recitals set forth below.

R E C I T A L S

A. On January 21, 2002, the Company’s initial member, Stephen A. Wynn (“Wynn”), adopted an operating agreement for the Company;

B. On May 30, 2002, Wynn assigned his 100% member’s interest in the Company to Valvino Lamore, LLC, a Nevada limited liability company (“Valvino”), and Valvino became subject to and bound by the Company’s operating agreement by executing and adopting a First Amendment to Operating Agreement of the Company, dated May 30, 2002;

C. On October 17, 2002, Valvino contributed and assigned its 100% member’s interest in the Company to Wynn Resorts Holdings, LLC, a Nevada limited liability company (“Holdings”), and immediately thereafter, Holdings transferred its 100% interest in the Company to WLV;

D. On October 17, 2002, WLV adopted a First Amended and Restated Operating Agreement of the Company (the “Current Operating Agreement”); and

E. As of the Effective Date, and pursuant to NRS 86.286(1), WLV desires to amend and restate, in its entirety, the Current Operating Agreement to provide for the conduct of the Company’s business and affairs on and after the Effective Date.

NOW, THEREFORE, WLV hereby agrees to and adopts the following:

ARTICLE I

DEFINITIONS

Act. “Act” means Chapter 86 of the NRS.

Affiliate. “Affiliate” means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Agreement. “Agreement” means this Second Amended and Restated Operating Agreement, as amended from time to time.

Articles. “Articles” means the Second Amended and Restated Articles of Organization of the Company as filed with the Secretary of State of Nevada, as amended from time to time.

Capital Contribution. “Capital Contribution” means a contribution to the capital of the Company in cash, property, or otherwise.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

Covered Person. “Covered Person” means (a) the Member, (b) any officer of the Company, (c) any manager or officer of the Member or the respective Affiliates of the Company or the Member, or (d) any Person who was, at the time of the act or omission in question, a Person described in any of clauses (a), (b) or (c) hereof.

Interest. “Interest” means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

Member. “Member” means the sole member of the Company. As of the Effective Date, the Member’s name, address and percentage Interest are as set forth on Schedule I attached hereto.

NRS. “NRS” means the Nevada Revised Statutes, as amended from time to time.

Person. “Person” means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

Records Office. “Records Office” means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

Treasury Regulations. “Treasury Regulations” means the federal income tax regulations promulgated by the U.S. Treasury Department under the Code and codified at Title 26 of the Code of Federal Regulations, as amended from time to time.

UCC. “UCC” means the Uniform Commercial Code as enacted and in effect in the State of Nevada or any other applicable jurisdiction.

ARTICLE II

INTRODUCTORY MATTERS

2.1 Formation. Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is “World Travel, LLC.” Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

2.3 Records Office. The Company shall continuously maintain in the State of Nevada a Records Office. As of the date hereof, the Records Office is 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The Records Office may be changed to another location within the State of Nevada as the Member may from time to time determine.

2.4 Other Offices. The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

2.5 Resident Agent and Registered Office. The resident agent of the Company for service of process shall be as set forth in the Articles or as changed by the Member from time to time. The Company shall have as its registered office in the State of Nevada the street address of its resident agent.

2.6 Purpose. Except as provided elsewhere in this Agreement, the Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.7 Powers of the Company. Except as provided elsewhere in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

(a) borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(b) conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country that may be necessary or convenient to the accomplishment of the purpose of the Company;

(c) acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(d) enter into, perform and carry out contracts of any kind, including without limitation, contracts with the Member or any Affiliate of the Member that are necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(e) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign entities;

(f) lend money for any proper purpose, invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

(g) sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(h) appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

(i) indemnify any Person and obtain any and all types of insurance;

(j) cease its activities and cancel its insurance;

(k) negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(l) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities; and

(m) make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS

The Member shall not be required to make any additional Capital Contribution to the Company.

ARTICLE IV

PROFITS AND LOSSES

4.1 Profits and Losses. The Company’s profits and losses for any period shall be allocated to the Member.

4.2 Tax Classification. So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Treasury Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one Member, it is intended that the Company be treated as a “partnership” for federal and all relevant state income tax purposes, and all available elections shall be made, and take all available actions shall be taken, to cause the Company to be so treated.

ARTICLE V

DISTRIBUTIONS

5.1 Operating Distributions. Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

5.2 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the NRS or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI

MEMBERSHIP

6.1 Limitation of Liability. The Member shall not be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member. The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company. However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

6.2 Powers of the Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate or convenient to or for the furtherance of the purpose of the Company, including, without limitation, the power and authority to execute all documents and instruments, perform all duties and powers, and do all things on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company. The Member is an agent of the Company’s business and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Member shall be the sole Person with the power to bind the Company except and to the extent that such power is expressly delegated to any other Person by the Member in this Agreement or in writing or by oral communication, and such delegation shall not cause the Member to cease to be the Member.

6.3 Election of Officers. The Member in its sole discretion may, from time to time, appoint any individuals as officers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member may be removed at any time by the Member and any vacancy in any office shall be filled by the Member.

6.4 Designation of Authority. The Member may authorize, in a resolution or other writing, one or more Persons or one or more officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the Member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such Persons, officers or employees.

6.5 Transfer of Interest. The Interest of the Member is personal property, and such Interest may be transferred or assigned, in whole or in part, in the sole discretion of the Member.

ARTICLE VII

CONDUCT AND SEPARATENESS COVENANTS

The Company shall conduct business in its own name and hold itself out as a separate entity, and correct any known misunderstanding regarding its separate identity.

ARTICLE VIII

DISSOLUTION OF THE COMPANY AND

TERMINATION OF THE INTEREST

8.1 Dissolution. The Company shall be dissolved and its affairs wound up as determined by the Member.

8.2 Resignation. Subject to Section 6.6 and applicable law, the Member may not resign from the Company before the dissolution and winding up of the Company.

8.3 Distribution on Dissolution and Liquidation. In the event of the dissolution of the Company for any reason, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 8.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) the Member shall oversee the winding up of the Company’s affairs;

(b) the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c) the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) to the expenses of liquidation;

(ii) to the payment of the debts and liabilities of the Company, including any debts and liabilities owed to the Member; and

(iii) the balance, if any, to the Member.

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1 Exculpation.

(a) No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company, except that the Covered Person shall be liable for any such loss, damage or claim if a final adjudication by a court of competent jurisdiction establishes that the Covered Person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

9.2 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, replace such other duties and liabilities of the Covered Person.

9.3 Indemnity. The Company shall indemnify and hold harmless the Covered Person to the fullest extent permitted by NRS 86.411 to 86.451, inclusive.

9.4 Determination of Right to Indemnification. Any indemnification under Section 9.3, unless ordered by a court or advanced pursuant to Section 9.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Member, in its sole discretion, that indemnification is proper in the circumstances.

9.5 Advance Payment of Expenses. The expenses of the Member incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member is not entitled to be indemnified by the Company. The provisions of this section do not affect any rights to advancement of expenses to which personnel of the Company other than the Member may be entitled under any contract or otherwise by law.

9.6 Assets of the Company. Any indemnification under this Article IX shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Membership Certificates. The Company shall issue a certificate to the Member to evidence the Interest in the Company. The Member or any officer of the Company may execute such certificate on behalf of the Company.

10.2 Securities Under the UCC. The Interest of a Member shall be considered a “security” as defined in Section 104.8102(1)(o) of the Nevada UCC and Section 8102(a)(15) or other corresponding provisions of the UCC in effect in other applicable jurisdictions, and this statement shall constitute an express provision that each such Interest is a security governed by Article 8 of the UCC, within the meaning of Section 104.8103(3) of the Nevada UCC and Section 8103(c) or other corresponding provisions of the UCC in effect in other applicable jurisdictions, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities. No Interest of the Member shall be considered a “security” for any other purpose, nor shall this statement be construed to suggest that any such Interest should otherwise be considered a “security.” The Company shall imprint or otherwise place, on any certificate representing the Interest a legend in substantially the following form (in addition to any other legend required by applicable law or otherwise):

“THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL BE CONSIDERED A ‘SECURITY’ AS DEFINED IN SECTION 104.8102(1)(o) OF THE NEVADA UCC AND SECTION 8102(a)(15) OR OTHER CORRESPONDING PROVISIONS OF THE UCC IN ANY OTHER APPLICABLE STATE OR

JURISDICTION, AND THIS STATEMENT SHALL CONSTITUTE AN EXPRESS PROVISION THAT THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS A SECURITY GOVERNED BY ARTICLE 8 OF THE UCC, WITHIN THE MEANING OF SECTION 104.8103(3) OF THE NEVADA UCC AND SECTION 8103(c) OR OTHER CORRESPONDING PROVISIONS OF THE UCC IN ANY OTHER APPLICABLE STATE OR JURISDICTION, SOLELY FOR THE PURPOSES OF ESTABLISHING THE APPLICABILITY THERETO OF THE PROVISIONS OF ARTICLE 8 GOVERNING SECURITIES. THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL NOT BE CONSIDERED A ‘SECURITY’ FOR ANY OTHER PURPOSE, NOR SHALL THIS STATEMENT BE CONSTRUED TO SUGGEST THAT THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHOULD OTHERWISE BE CONSIDERED A ‘SECURITY.’ FOR PURPOSES HEREOF, ‘UCC’ SHALL MEAN THE UNIFORM COMMERCIAL CODE AS ENACTED AND IN EFFECT IN THE STATE OF NEVADA AND ANY OTHER APPLICABLE STATE OR JURISDICTION.”

10.3 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

10.4 Complete Agreement. This Agreement, including any schedules or exhibits hereto, together with the Articles to the extent referenced herein, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein. This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, by the Member.

10.5 Amendments. This Agreement may be amended only by a writing signed by the Member.

10.6 Applicable Law; Jurisdiction. This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State.

10.7 Interpretation. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

10.8 Facsimile Copies. Facsimile copies of this Agreement or any approval or written consent of the Member, and facsimile signatures hereon or thereon, shall have the same force and effect as originals.

10.9 Severability. If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

10.10 Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

10.11 No Third Party Beneficiaries. This Agreement is adopted solely by and for the benefit of the Member and its successors and assigns, and, except as set forth in Article IX hereof, no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[signature appears on the following page]

IN WITNESS WHEREOF, the Member has executed and adopted this Agreement as of the Effective Date.

WYNN LAS VEGAS, LLC,
a Nevada limited liability company

By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member

	By:	Wynn Resorts, Limited, a Nevada corporation, its sole member

		By:	/s/ Marc H. Rubinstein
Marc H. Rubinstein, Senior Vice President

SCHEDULE I

Member’s Name:	Wynn Las Vegas, LLC

Member’s Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109

Member’s Interest:	100%